Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283672

PROSPECTUS ADDENDUM1 (to Prospectus Supplement dated October 16, 2023 and Prospectus dated February 6, 2025)

UBS AG

1.250% Notes due June 1, 2026

4.500% Notes due June 26, 2048

This prospectus addendum relates to various series of outstanding debt securities (collectively, the “Debt Securities”) previously issued by UBS AG, acting through its London Branch. This prospectus addendum to the Prospectus Supplement dated October 16, 2023 (the “original prospectus supplement”) will be used by UBS AG in connection with market-making resales of the Debt Securities. The Debt Securities were initially registered, offered and sold under a registration statement previously filed by UBS AG. When UBS AG initially registered your series of Debt Securities, UBS AG prepared a prospectus supplement that was attached to a “base” prospectus.

UBS AG has prepared a new base prospectus dated February 6, 2025. This new base prospectus replaces the prior base prospectus. Because the terms of your Debt Securities otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your Debt Securities, which gives the specific terms of your Debt Securities, together with the base prospectus dated February 6, 2025. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to February 6, 2025, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated February 6, 2025, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to February 6, 2025, you should use the following website link to access the base prospectus dated February 6, 2025: https://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to February 6, 2025 that is provided in the original prospectus supplement for your securities. A table of contents for the new base prospectus is provided on page i of the February 6, 2025 base prospectus.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the Debt Securities in market-making transactions. Please see “Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated February 6, 2025

[1]	This prospectus addendum is being filed for the purpose of identifying the new base prospectus dated February 6, 2025.